Exhibit 3

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (“Agreement”) is made and entered into effective as of the 23rd day of May, 2006, by and between Think Partnership Inc., f/k/a CGI Holding Corporation, a Nevada corporation (“THK”), and Brady Whittingham, David Nelson and Robert Seolas (each a “Shareholder” and collectively the “Shareholders”).

WITNESSETH:

WHEREAS, pursuant to that certain Agreement dated as of May 23, 2006 (the “Merger Agreement”), THK acquired from the Shareholders all of the issued and outstanding common stock of iLead Media, Inc., a Utah corporation, for cash and shares of common stock, par value $0.001 per share, of THK (the “Common Stock”) and the right to receive, if certain earnout targets are met, additional cash and shares of Common Stock.

WHEREAS, pursuant to the Merger Agreement, THK is issuing and may in the future issue shares of its Common Stock to the Shareholders pursuant to exemptions from the registration requirements of federal and state securities law.

WHEREAS, the shares of Common Stock to be issued to the Shareholders will be restricted against transfer unless registered under federal or state securities law or exempt therefrom.

WHEREAS, the Merger Agreement contemplates THK granting the Shareholders certain rights to register the shares of Common Stock.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, intending to be legally bound, the parties hereto agree as follows:

1. Best Efforts Registration.

(a) As used herein, “Registrable Securities” shall mean the shares of Common Stock which were issued pursuant to the Merger Agreement (including, but not limited to, any shares of Common Stock issued pursuant to the earnout provisions in the Merger Agreement and shares of Common Stock issued upon exercise of warrants issued by THK to the Shareholders in connection with the Merger Agreement). and which have not been previously sold to the public pursuant to a registration statement or pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and “Eligible Holders” shall mean all holders of Registrable Securities. THK, at its sole cost and expense (except as provided herein) agrees to use its commercially reasonable best efforts to cause the next registration statement on Form S-3 or SB-2 prepared and filed with the Securities and Exchange Commission (“Commission”) after the Closing Date (as defined in the Merger Agreement), excluding any Pending Registration Statement (as defined below) and the Planned Registration Statement (as defined below), to cover the resale of all of the Registrable Securities. The registration statement shall be prepared and filed within one hundred and twenty (120) days of the Closing Date subject to the provisions below; provided, however, that THK’s obligation to register the Registrable Securities hereunder shall be subject to the Shareholders taking any actions or signing any documents required by THK, in its sole discretion. THK shall use its commercially reasonably best efforts to have the registration statement declared effective by the Commission as soon as practicable following the filing. If Form S-3 or SB-2 are not available for any registration of Registrable Securities hereunder, THK shall (A) register the sale of the Registrable Securities on another appropriate form and (B) undertake to register the Registrable Securities on Form S-3 or SB-2 as soon as such form is available (a “Replacement Registration”), provided that THK shall maintain the effectiveness of the registration statement then in effect until such time as the Replacement

Registration covering the Registrable Securities has been declared effective by the Commission. Notwithstanding any provision to the contrary contained herein, THK shall not be obligated to effect any such non-Form S-3 and SB-2 registrations within six (6) months of each other, based on the effective date thereof or any registrations that fail to become effective or to remain effective for the contemplated period of effectiveness. Notwithstanding any other provisions of this Agreement, if, on the Closing Date, THK has another registration statement pending with the Commission (as the same may be amended, supplemented, renamed, refiled or replaced with a filing on a different form, a “Pending Registration Statement”), then THK shall not be obligated to file a registration statement covering the Registrable Securities until one hundred and twenty (120) days following the date that the Pending Registration Statement, as the Pending Registration Statement may be amended, is declared effective. The Shareholders acknowledge that THK currently has on file with the Commission a Pending Registration Statement on Form SB-2 at File No. 333-121761, which has not yet been declared effective. In addition, the Shareholders acknowledged that THK has agreed to file with the Commission a registration statement (the “Planned Registration Statement”) pursuant to that certain Registration Rights Agreement dated as of March 20, 2006, and that THK has agreed not to include any other shares of Common Stock under the Planned Registration Statement (other than certain permitted additional shares of Common Stock, which permitted additional shares do not include any of the Registrable Securities to be issued to the Shareholders). Accordingly, the Shareholders agree that the Planned Registration Statement will not include any of the Registrable Securities to be issued to the Shareholders and that, in addition to the provisions above relating to the Pending Registration Statement, THK will not be obligated to file a registration statement covering the Registrable Securities until one hundred and twenty (120) days following the date that the Planned Registration Statement is also declared effective.

(b) THK shall use its commercially reasonable best efforts to cause the Registrable Securities registered in accordance with Section 1(a) above to be registered or qualified for sale under the securities or blue sky laws of such jurisdictions as an Eligible Holder who has shares which were included in the registration may reasonably request; provided, however, that THK shall not be required to qualify to do business in any state by reason of this Section 1(b) in which it is not otherwise required to qualify to do business.

(c) THK shall keep effective any registration or qualification contemplated by this Section 1 and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document and communication for the period of time as shall be required to permit the Eligible Holders to complete the offer and sale of the Registrable Securities covered thereby. THK shall keep each registration statement referred to in Section 1(a) hereof effective at all times until the earlier of: (i) the date as of which the Shareholder may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto); or (ii) the date on which the Shareholder shall have sold all the Registrable Securities free from any further restriction on transfer.

(d) THK shall furnish each Eligible Holder with a reasonable number of copies of the registration statement and of each amendment and supplement thereto (in each case, including all exhibits), and each prospectus contained in the registration statement and each supplement or amendment thereto (including each preliminary prospectus), all of which shall conform to the requirements of the Securities Act and the rules and regulations thereunder, and copies of any other documents, as any Eligible Holder may reasonably request to facilitate the disposition of the Registrable Securities.

(e) Except as provided below, THK will pay all reasonable expenses associated with its obligations hereunder including any registration, filing, listing, qualification, or transfer agent fees, costs relating to printing any of the documents, all fees and expenses of counsel to THK, expenses relating to the financial statements including consents of accountants contained in the registration statement and the fees and expenses relating to registering or qualifying the securities for transfer in any state including the expenses of any blue sky survey prepared by counsel to THK. The Eligible Holders shall pay, and THK shall have no responsibility for any expenses or fees relating to, underwriting or broker fees, commissions, discounts or spreads or the fees and costs of any counsel retained by any Eligible Holder.

(f) THK agrees that until all the Registrable Securities have been sold under a registration statement or pursuant to Rule 144 under the Securities Act, it shall file, on a timely basis, all reports, statements and other materials required to be filed with the Commission to permit holders of the Registrable Securities to sell the securities under Rule 144. THK shall furnish to each holder of Registrable Securities, promptly upon request a copy of the most recent annual or quarterly report of THK and such other reports and documents so filed by THK.

(g) Following the effective date of any registration statement filed pursuant to this Agreement and subject to the limitations set forth herein, THK shall be entitled, from time to time, to notify (the “Blackout Notice”) in writing the Eligible Holders to discontinue offers or sales of shares pursuant to any registration statement for Registrable Securities for the period of time stated in the notice (the “Blackout Period”), if THK determines, in its sole reasonable judgment that: (i) there exists material non-public information regarding THK that it would otherwise not be required to disclose but for the existence of the registration statement required hereunder; (ii) a prospectus included in such registration statement, as then in effect, would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; or (iii) the offer or sales of shares pursuant to a registration statement filed hereunder would adversely effect any public offering of securities by THK. No single Blackout Period shall extend longer than one hundred twenty (120) consecutive calendar days; provided that any Blackout Period described in (iii) above may last as long as THK determines is necessary in its sole discretion and provided further that THK shall use its reasonable best efforts to keep the length of any Blackout Period as short as practicable given the then existing circumstances, and in the aggregate Blackout Periods described in (i) and (ii) above shall not exceed two hundred forty (240) days in any consecutive twelve (12) month period. The Eligible Holders hereby agree to discontinue offers and sales of such shares registered pursuant to this Agreement during any Blackout Period.

(h) THK shall advise each Eligible Holder, promptly after THK receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of the registration statement or the initiation or threat of any proceeding for such purpose and promptly use all commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if a stop order is issued.

2. Miscellaneous.

(a) Remedies. In the event of a breach by THK of its obligations under this Agreement, each Eligible Holder will be entitled only to specific performance of its rights under this Agreement. THK shall have no obligation or liability for monetary damages of any kind that may be suffered by any Eligible Holder.

(b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented and the obligations hereunder may not be waived, unless the amendment, modification, supplement or waiver is in writing and signed by THK and the Eligible Holders who hold a majority of the Registrable Securities. No waiver of any term, condition or provision shall operate as a waiver of any other term, condition or provision of this Agreement, and no waiver of any term, condition or provision shall operate as a continuing waiver, except to the extent specifically stated in the waiver.

(c) Notices. All notices and other communications provided for or permitted hereunder shall be made in accordance with the provisions of the Merger Agreement.

(d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of the Registrable Securities subject to the terms hereof; provided that the rights of Eligible Holders hereunder to have THK register Registrable Securities may be assigned by the Eligible Holders to transferees or assignees of all or any portion of the Registrable Securities only if (i) the assigning Eligible Holder agrees in writing with the transferee or assignee to assign the rights, and a copy of the agreement is furnished to THK within a reasonable time after the assignment; (ii) THK is, within a reasonable time after the transfer or assignment, furnished with written notice of the name and address of the transferee or assignee and the securities with respect to which the registration rights are being transferred or assigned; (iii) the transfer or assignment was not made pursuant to any registration statement or Rule 144; (iv) at or before the time THK received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with THK to be bound by all of the provisions contained herein; and (v) the transfer is made in accordance with any applicable requirements of the Merger Agreement and securities laws, rules and regulations and THK receives an opinion reasonably acceptable to it to this effect.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f) Headings. The headings in this Agreement are for convenience of references only and shall not limit or otherwise affect the meaning hereof,

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without reference to its conflicts of law provisions.

(h) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance is held invalid, illegal or unenforceable, the validity, legality and enforceability of any other provisions contained herein shall not be affected or impaired thereby.

(i) Entire Agreement. This Agreement and the Merger Agreement (including all schedules and exhibits thereto) are intended by the parties hereto as a final expression of their agreement and are intended to be a complete and exclusive statement of the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. If there is conflict between any of the terms, conditions or covenants contained in this Agreement and another agreement between the parties, the terms, conditions or covenants in this Agreement shall control.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed as of the date first written above.

THINK PARTNERSHIP INC., f/k/a CGI HOLDING CORPORATION

By:	/s/ Scott P. Mitchell
SCOTT P. MITCHELL, President

/s/ Brady Whittingham
BRADY WHITTINGHAM

/s/ David Nelson
DAVID NELSON

/s/ Robert Seolas
ROBERT SEOLAS

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